U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2004

Commission file number 0-23619

Tarpon Coast Bancorp, Inc.
(Exact name of small business issuer as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	65-0772718 (I.R.S. Employer Identification No.)

1490 Tamiami Trail
Port Charlotte, FL 33948-1004
(Address of principal executive offices)

941-629-8111
(Registrant’s telephone number)

Item 12. Results of Operations and Financial Condition.
Signatures

Item 2.02. Results of Operations and Financial Condition.

Tarpon Coast Bancorp, Inc. Reports Third Quarter 2004 Operating Results

PORT CHARLOTTE, Fla., October 22 /PRNewswire/ — Tarpon Coast Bancorp, Inc. (OTC Bulletin Board: TCBA) today announced its operating results for the third quarter of 2004. For the three-month period ending September 30, 2004, the Company reported net income of $129,000 or $.11 per share compared with $269,000 or $.23 per share for the same period in 2003. While net income between the corresponding fiscal quarters decreased, income before income taxes increased from $204,000 in 2003 to $214,000 in 2004. Net income for the third quarter of 2003 was favorably and disproportionately impacted by the recognition of $65,000 in previously unrecognized net operating loss carry-forward deferred tax benefits, while results for 2004 include a provision for income taxes consistent with that determined by the application of statutory income tax rates on pre-tax income. For the nine month periods ending September 30, 2004 and 2003, pre-tax income was $728,000 and $437,000, respectively, or and increase of 67%. However, net income for the comparable nine month periods decreased disproportionately from $702,000 in 2003 to $439,000 in 2004, once again because of the recognition of previously unrecognized deferred tax benefits of $265,000 in 2003. Per-tax income for the three and nine-month periods ending September 30, 2004 were also negatively impacted by the charge-off of an overdraft for $125,000 from a customer that fell pray to a foreign counterfeit check scheme. The Company is pursuing all remedies available to attempt to effect recovery.

Net interest margins for the current quarter improved from 4.24% in 2003 to 4.84% in 2004. This improvement in net interest margins contributed $182,000 to net interest income over that reported for 2003. Average earning assets between the comparable three-month periods increased by 14% contributing another $157,000 to net interest income over reported 2003 levels. For the comparable nine month periods ending September 30, 2004 and 2003, net interest margins were 4.81% and 4.39%, respectively, improving earnings by $355,000, while volume increases of 16% contributed $502,000.

The 2004 hurricane season provided the Company a challenge as Hurricane Charley, a category 4 storm, made a direct hit on our primary market area and Hurricanes Frances and Jeanne further impacted the communities we serve. While the Company’s facilities experienced no appreciable damage, the conduct of business in the Company’s primary market area was substantially curtailed in the aftermath of the hurricanes as power and communication links were down and the focus of the community moved from one of development and economic expansion to repair and reconstruction. Accordingly, results for the third quarter, including a softening in loan demand, but more particularly, the generation of fee and commission income, were negatively impacted. Management believes these conditions to be near-term issues and expects demand for these products to rebound by early in 2005 as the redevelopment process takes hold.

The storms also had the effect of deferring our ability to open our temporary modular banking facility in Punta Gorda that was planned for September, but will now open in November of this year.

A financial table follows:

	(Dollars in Thousands, Except Per Share Amounts)
	Third Quarter		Year to Date
	2004	2003	2004	2003
Balance Sheet Data:
Total Assets	—	—	$138,950	$123,142
Total Customer Deposits	—	—	$128,234	$113,475
Gross Loans	—	—	$101,064	$83,486

Operating Statement Data:
Net Interest Income	$1,461	$1,123	$4,087	$3,230
Provision for Loan Losses	$33	$22	$97	$191
Non-interest Income	$278	$418	$959	$1,346
Non-interest Expenses	$1,492	$1,315	$4,221	$3,948
Pre-tax Income	$214	$204	$728	$437
Income (Taxes) Benefit	($85)	$65	($289)	$265
Net Income	$129	$269	$439	$702
Basic Income Per Share	$.11	$.23	$.37	$.59
Diluted Income Per Share	$.11	$.22	$.36	$.59

Number of banking offices	—	—	3	3

Except for historical information contained herein, this news release contains comments or information that constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involves significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

Signatures

Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tarpon Coast Bancorp, Inc.

Date: October 22, 2004	/s/ Lewis S. Albert Lewis S. Albert Chief Executive Officer